Exhibit 99.2

Sorrento Therapeutics, Inc. Announces the Consummation of the Previously Announced Sale of Substantially All of the Common Shares, Preferred Shares and Warrants that Sorrento Held in Scilex Holding Company

SAN DIEGO, CA. September 22, 2023 /Newswire/ -- Sorrento Therapeutics, Inc. (OTC: SRNEQ, “Sorrento” or “Company”), a biopharmaceutical company dedicated to the development of life-saving therapeutics to treat cancer, intractable pain, and infectious disease, announced the consummation on September 21, 2023, of the previously announced sale to Scilex Holding Company (Nasdaq: SCLX, “Scilex”) of certain securities that Sorrento held in Scilex.

Pursuant to that certain Stock Purchase Agreement entered into on September 21, 2023, between Scilex and Sorrento, Scilex, through its wholly-owned subsidiary, acquired (i) all of the shares of Scilex common stock owned by Sorrento (other than such shares held in abeyance by Sorrento on behalf of certain warrant holders of Sorrento), (ii) all of the shares of Scilex preferred stock owned by Sorrento, and (iii) all of the warrants for the purchase of shares of Scilex common stock owned by Sorrento (collectively, the “Securities Transfer”) for aggregate consideration consisting of: (i) $110 million (comprised of cash payments of $10 million (in the aggregate) and the assumption by Scilex of the approximately $100 million senior secured term loan facility provided by Oramed Pharmaceuticals Inc. (Nasdaq: ORMP, “Oramed”) to Sorrento ); plus (ii) the assumption by Scilex of certain legal fees and expenses of Sorrento in the amount of approximately $12.25 million; plus (iii) a credit bid of all amounts owed to Scilex under the junior secured debtor-in-possession financng facility provided by Scilex to Sorrento. As a result of the Securities Transfer, the Company no longer has a controlling interest over Scilex and Scilex ceased to be a majority-owned subsidiary of Sorrento. Consequently, we expect Scilex will be deconsolidated from the Company’s financial statements prospectively and will be presented as discontinued operations.

Additionally, upon the closing of the Securities Transfer, Sorrento and Oramed mutually terminated that certain Stock Purchase Agreement (as amended, the “Oramed SPA”), dated as of August 7, 2023, between Oramed and Sorrento for the sale of Sorrento’s equity interests in Scilex to Oramed, which termination includes a release of claims by each of the parties relating to the Oramed SPA.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical and commercial stage biopharmaceutical company developing new therapies to treat cancer, pain (non-opioid treatments), autoimmune disease and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as next-generation tyrosine kinase inhibitors ("TKIs"), fully human antibodies ("G-MAB™ library"), immuno-cellular therapies ("DAR-T™"), antibody-drug conjugates ("ADCs"), and oncolytic virus ("Seprehvec™"). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including STI-1558 and COVI-MSC™; and diagnostic test solutions, including COVIMARK™.

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Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a TRPV1 agonist, non-opioid pain management small molecule, resiniferatoxin ("RTX"). RTX has been cleared for a Phase II trial for intractable pain associated with cancer and a Phase II trial in osteoarthritis patients.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Sorrento and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions. Forward-looking statements include statements regarding the Securities Transfer and the anticipated accounting treatment resulting from the Securities Transfer.

Risks and uncertainties that could cause Sorrento's actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to risks associated with the ability of the Company to use such proceeds efficiently in support of its business; the Company’s ability to obtain exit financing and to pursue a plan of reorganization to exit its chapter 11 bankruptcy; and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q filed with the SEC in each case under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and Sorrento undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

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Contacts:

For Sorrento Therapeutics, Inc.

Media Contact

The Levinson Group
212-202-2754
Email: sorrento@tlgcommunications.com

Website: www.sorrentotherapeutics.com

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, Seprehvec™, SOFUSA™, COVI-MSC™, COVIMARK™, Fujovee™ and Ovydso™ are trademarks of Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

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